EXHIBIT 23.2


                         SADLIER-BROWN CONSULTING LTD.

Suite 1209, 409 Granville Street                     Tel: (604)685 6846
Vancouver B.C.                                       FAX: (604)689 4960
V6C 1T2                                              email: sadlier@loudpipe.com





July 24th 2008


To whom it may concern

I am a Qualified Person and author of a report prepared for Quartz Ventures Inc. entitled: A GEOLOGICAL REPORT ON THE HORSE'S WITHER AND FETLOCK MINERAL CLAIMS, TOFINO INLET AREA, ALBERNI MINING DIVISION, BRITISH COLUMBIA (092F04E) dated February 19th 2007. Please accept this letter as my consent to the filing of this report on SEDAR.

Yours truly
SADLIER-BROWN CONSULTING LTD

/s/ TIMOTHY L. SADLIER-BROWN
________________________________
Timothy L. Sadlier-Brown, P.Geo.